EXECUTION COPY





                        STOCK PURCHASE AGREEMENT


                                  among


                            DIMON INCORPORATED,



                      INTABEX HOLDINGS WORLDWIDE S.A.


                                  and


                        THE SHAREHOLDERS LISTED ON
                        THE SIGNATURE PAGES HEREOF


                         As of February 14, 1997
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
                             TABLE OF CONTENTS



                                                                   Page

ARTICLE I     SALE OF SHARES AND CLOSING. . . . . . . . . . . . . . . 1
      1.01.   Sale of Shares. . . . . . . . . . . . . . . . . . . . . 1
      1.02.   Purchase Price. . . . . . . . . . . . . . . . . . . . . 1
      1.03.   Exchange of Certificates  . . . . . . . . . . . . . . . 1
      1.04.   Closing . . . . . . . . . . . . . . . . . . . . . . . . 2
      1.05.   Final Balance Sheet: Adjustment of Purchase Price. . . .2

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF COMPANY AND
              SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . 3
      2.01    Representations and Warranties of the Company . . . . . 3
      2.02    Representations of the Shareholders. . . . . . . . . . 15

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . .18
      3.01.   Corporate Existence. . . . . . . . . . . . . . . . . . 18
      3.02.   Authority. . . . . . . . . . . . . . . . . . . . . . . 18
      3.03.   No Conflicts.. . . . . . . . . . . . . . . . . . . . . 18
      3.04.   Governmental Approvals and Filings . . . . . . . . . . 19
      3.05.   Books and Records. . . . . . . . . . . . . . . . . . . 19
      3.06.   SEC Reports; Purchaser Financial Statements. . . . . . 19
      3.07.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 20
      3.08.   Legal Proceedings. . . . . . . . . . . . . . . . . . . 20
      3.09.   Compliance With Laws and Orders. . . . . . . . . . . . 20
      3.10.   Brokers. . . . . . . . . . . . . . . . . . . . . . . . 20
      3.11.   Financing. . . . . . . . . . . . . . . . . . . . . . . 21
      3.12.   Purchase for Investment. . . . . . . . . . . . . . . . 21
      3.13.   Investigation by Purchaser.. . . . . . . . . . . . . . 21
      3.14.   FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.15.   Control Share Statute. . . . . . . . . . . . . . . . . 22
      3.16.   Investment Company Act . . . . . . . . . . . . . . . . 22
      3.17.   Public Utility Holding Company Act . . . . . . . . . . 22
      3.18.   Absence of Certain Events. . . . . . . . . . . . . . . 22
      3.19.   Accuracy of Information. . . . . . . . . . . . . . . . 22
      3.20.   No Other Representations . . . . . . . . . . . . . . . 22

ARTICLE IV    COVENANTS OF THE COMPANY AND THE SHAREHOLDERS . . . . .22
      4.01.   Regulatory and Other Approvals. . . . . . . . . . . . .23
      4.02.   HSR Filings. . . . . . . . . . . . . . . . . . . . . . 23
      4.03.   Investigation by Purchaser.. . . . . . . . . . . . . . 23
      4.04.   Conduct of Business. . . . . . . . . . . . . . . . . . 24
                                      -i-

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      4.05.   No Solicitations.. . . . . . . . . . . . . . . . . . . 25
      4.06.   Fulfillment of Conditions. . . . . . . . . . . . . . . 26
      4.07.   Resignations . . . . . . . . . . . . . . . . . . . . . 26
      4.08.   Transfer of Excluded Items . . . . . . . . . . . . . . 26

ARTICLE V     COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . 26
      5.01.   Regulatory and Other Approvals.. . . . . . . . . . . . 26
      5.02.   HSR Filings. . . . . . . . . . . . . . . . . . . . . . 27
      5.03.   Release of Guarantees. . . . . . . . . . . . . . . . . 27
      5.04.   Fulfillment of Conditions. . . . . . . . . . . . . . . 27

ARTICLE VI    CONDITIONS TO OBLIGATIONS OF PURCHASER. . . . . . . . .27
      6.01.   Representations and Warranties. . . . . . . . . . . . .27
      6.02.   Performance. . . . . . . . . . . . . . . . . . . . . . 28
      6.03.   Officers' Certificates.. . . . . . . . . . . . . . . . 28
      6.04.   Orders and Laws. . . . . . . . . . . . . . . . . . . . 28
      6.05.   Regulatory Consents and Approvals. . . . . . . . . . . 28
      6.06.   Third Party Consents.. . . . . . . . . . . . . . . . . 28
      6.07.   Opinion of Counsel.. . . . . . . . . . . . . . . . . . 28
      6.08.   Purchase of Certain Assets of Tabex (PVT) Limited. . . 28
      6.09.   Noncompetition Agreement and Consulting Agreement. . . 29
      6.10.   Resignations of Officers and Directors . . . . . . . . 29
      6.11.   Warrants.  . . . . . . . . . . . . . . . . . . . . . . 29
      6.12.   Tax and Withholding Matters. . . . . . . . . . . . . . 29
      6.13.   Agreement of Accountants.  . . . . . . . . . . . . . . 29
      6.14.   Transfer of Excluded Items.. . . . . . . . . . . . . . 29
      6.15.   Settlement of Related Party Accounts.. . . . . . . . . 29
      6.16.   Agreements of Malawi Joint Venture Partners. . . . . . 29
      6.17.   Coordinating Agreement.. . . . . . . . . . . . . . . . 30
      6.18.   Additional Certificates. . . . . . . . . . . . . . . . 30

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
              SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . .30
      7.01.   Representations and Warranties.. . . . . . . . . . . . 30
      7.02.   Performance. . . . . . . . . . . . . . . . . . . . . . 30
      7.03.   Officers' Certificates.. . . . . . . . . . . . . . . . 30
      7.04.   Orders and Laws. . . . . . . . . . . . . . . . . . . . 30
      7.05.   Regulatory Consents and Approvals. . . . . . . . . . . 30
      7.06.   Third Party Consents.. . . . . . . . . . . . . . . . . 31
      7.07.   Opinion of Counsel.. . . . . . . . . . . . . . . . . . 31
      7.08.   Purchase of Certain Assets of Tabex (PVT) Limited. . . 31
      7.09.   Folium Agreements. . . . . . . . . . . . . . . . . . . 31
      7.10.   Listing of Purchaser Common Stock. . . . . . . . . . . 31
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      7.11    Board of Directors.. . . . . . . . . . . . . . . . . . 31
      7.12    Registration Rights. . . . . . . . . . . . . . . . . . 31
      7.13.   Additional Certificates. . . . . . . . . . . . . . . . 31

ARTICLE VIII  TERMINATION . . . . . . . . . . . . . . . . . . . . . .31
      8.01.   Termination. . . . . . . . . . . . . . . . . . . . . . 31
      8.02.   Effect of Termination. . . . . . . . . . . . . . . . . 32

ARTICLE IX    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .32
      9.01.   Definitions. . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE X     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .39
      10.01.  Notices.. . . . . . . . . . . . . . . . . . . . . . . .39
      10.02.  Entire Agreement. . . . . . . . . . . . . . . . . . . .42
      10.03.  Expenses. . . . . . . . . . . . . . . . . . . . . . . .42
      10.04.  Public Announcements. . . . . . . . . . . . . . . . . .42
      10.05.  Confidentiality.. . . . . . . . . . . . . . . . . . . .42
      10.06.  Further Assurances; Post-Closing Cooperation. . . . . .43
      10.07.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . .43
      10.08.  Amendment.  . . . . . . . . . . . . . . . . . . . . . .44
      10.09.  No Third Party Beneficiary. . . . . . . . . . . . . . .44
      10.10.  No Assignment; Binding Effect.. . . . . . . . . . . . .44
      10.11.  Headings. . . . . . . . . . . . . . . . . . . . . . . .44
      10.12.  Invalid Provisions.   . . . . . . . . . . . . . . . . .44
      10.13.  Counterparts. . . . . . . . . . . . . . . . . . . . . .44
      10.14.  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . .44
      10.15.  Tobacco Industry Generally. . . . . . . . . . . . . . .45
      10.16.  Specific Performance. . . . . . . . . . . . . . . . . .45
      10.17.  Release of Claims . . . . . . . . . . . . . . . . . . .45
      10.18.  Consent to Assignment of Supply Agreement . . . . . . .45

ARTICLE XI    SURVIVAL OF REPRESENTATIONS, WARRANTIES,COVENANTS
              AND AGREEMENTS. . . . . . . . . . . . . . . . . . . . .45
      11.01.  Survival of Representations, Warranties, Covenants and
              Agreements . . . . . . . . . . . . . . . . . . . . . . 45

ARTICLE XII   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .46
      12.01.  Indemnification. . . . . . . . . . . . . . . . . . . . 46
      12.02.  Method of Asserting Claims . . . . . . . . . . . . . . 47
      12.03.  Method of Calculating Losses.. . . . . . . . . . . . . 49
      12.04.  Exclusivity. . . . . . . . . . . . . . . . . . . . . . 50
      12.05.  Right of Set-Off; Restriction on Transfer
              of Convertible Debentures.  . . . . . . . . . . . . . .50
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ARTICLE XIII  GOVERNING LAW AND SUBMISSION TO JURISDICTION. . . . . .55
      13.01   Governing Law. . . . . . . . . . . . . . . . . . . . . 55
      13.02   Dispute Resolution . . . . . . . . . . . . . . . . . . 55
      13.03   Agent for Service of Process.. . . . . . . . . . . . . 55



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                          STOCK PURCHASE AGREEMENT


       THIS STOCK PURCHASE AGREEMENT dated as of February 14, 1997 is made and entered by and among DIMON INCORPORATED, a Virginia corporation ("Purchaser"), INTABEX HOLDINGS WORLDWIDE S.A., a Luxembourg holding company ("the "Company"), and each of the shareholders listed on the signature pages hereof (each, a "Shareholder" and collectively, the "Shareholders"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 9.01.

               WHEREAS, Folium Inc. ("Folium") owns 466,679 Class A Shares and 466,521 Class B Shares; Tabacalera S.A. ("Tabacalera") owns 466,521 Class B Shares; and Leaf Management Investments Ltd. ("LMI") owns 66,800 Class A Shares;

               WHEREAS, the Shareholders desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                ARTICLE I

                       SALE OF SHARES AND CLOSING

       1.01. Sale of Shares. The Shareholders agree to sell to Purchaser, and Purchaser agrees to purchase from the Shareholders, all of the right, title and interest of the Shareholders in and to the Shares at the Closing free and clear of all Liens on the terms and subject to the conditions set forth in this Agreement.

       1.02. Purchase Price. (a) The purchase price for the Shares and all outstanding Options shall be paid as follows: (i) $49,250,000 in cash; (ii) the issuance of 2,000,000 shares of common stock of Purchaser, no par value (the "Purchaser Common Stock"); and (iii) the issuance of the Convertible Debentures.

               (b) As additional consideration for the Shares, Purchaser shall pay Shareholders an additional amount in cash equal to the net proceeds received by Compania de Filipinas S.A. ("CdeF") for the sale of the Barcelona Building received in cash. For purposes of the preceding sentence, net proceeds shall mean that amount equal to the gross proceeds received in cash by CdeF less an amount equal to all out-of-pocket costs and expenses of Purchaser in connection with such sale and the net expenses of ownership or operation of the Barcelona Building following Closing, including, without limitation, all real estate, sales, transfer and other taxes (including income taxes calculated at the highest applicable marginal rate on any gain recognized on the sale), deposits,

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insurance, interest and maintenance and any costs incurred or payments made in connection with the settlement or discharge of any Liens related to the Barcelona Building or the proceeds therefrom.

               (c) The foregoing shall be allocated among the Shareholders and Warrantholders as set forth on Schedule 1.02(a).

       1.03. Exchange of Certificates. (a) If a certificate for Purchaser Common Stock or a Convertible Debenture is to be delivered to a person other than the person in whose name the certificates for Shares or Options (the "Certificates") surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Purchaser any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Purchaser that such tax has been paid or is not applicable.

               (b) The cash paid and the shares of Purchaser Common Stock and Convertible Debentures issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

       1.04. Closing. (a) The Closing will take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other place as Purchaser and the Company mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, (i) all outstanding Shares and Options shall be surrendered, accompanied by funds sufficient for the payment of any transfer or other taxes payable by the Shareholders pursuant to Section 1.03(a), to Purchaser and (ii) Purchaser
(A) will issue the number of shares of Purchaser Common Stock required pursuant to Section 1.02(a) registered in the names and denominations as set forth on Schedule 1.02(a); (B) shall pay the cash consideration required to be paid pursuant to Section 1.02(a) by wire transfer of immediately available funds to such accounts as the Shareholders may reasonably direct; and (C) will issue the Convertible Debentures required pursuant to Section 1.02(a) registered in the names and denominations set forth on Schedule 1.02(a). At the Closing, there shall also be delivered to Purchaser and the Company the documents, certificates and opinions to be delivered under Articles VI and VII.

               (b) The purchase price to be paid pursuant to Section 1.02(b) shall be paid within five (5) business days after the closing of the sale of the Barcelona Building by wire transfer of immediately available funds to such accounts as the Shareholders may reasonably request.

       1.05.   Final Balance Sheet: Adjustment of Purchase Price.

               (a) Within forty-five (45) days after the Closing, Ernst & Young LLP, independent public accountants for the Company ("Accountants"), shall, at the Company's expense, audit and deliver draft Final Financial Statements, which shall be prepared in a manner consistent with the Unaudited Financial Statements and in accordance with GAAP as modified by the specific accounting principles set forth on
Schedule 1.05.  The Shareholders will cooperate with, and will cause

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their Affiliates to cooperate with, the Company and the Purchaser in the preparation of the Final Financial Statements and shall deliver such representations and certificates reasonably requested by the Accountants in their audit of such statements.

               (b) If Purchaser has no objections to the draft Final Financial Statements, such draft shall be certified by Accountants and shall constitute the Final Financial Statements. If Purchaser has objections to the draft Final Financial Statements, it will deliver a detailed statement describing its objections to Accountants and the Shareholders within thirty (30) days after receiving the draft Final Financial Statements. Purchaser, Accountants and the Shareholders will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within thirty (30) days after Accountants and the Shareholders have received the statement of objections, Purchaser and the Shareholders will select a nationally-recognized accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and the Shareholders are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding Accountants).

               (c) Accountants will revise the draft Final Financial Statements as appropriate to reflect the resolution of Purchaser's objections (as agreed upon by Purchaser, Accountants and the Shareholders or as determined by such selected accounting firm) and deliver it to Purchaser and the Shareholders within ten (10) days after the resolution of such objections. Such revised balance sheet shall be certified by Accountants and shall constitute the Final Financial Statements.

               (d) To the extent that the Final Balance Sheet shows that the Final Net Worth calculated in accordance with the specified accounting principles set forth in Schedule 1.05 is less than the September Net Worth, the Shareholders shall pay such difference to Purchaser in immediately available funds within five business days of Accountants' delivery of such Final Balance Sheet. Payments pursuant to this Section 1.05 shall be accompanied by accrued interest thereon from the Closing at the prevailing prime rate as announced by NationsBank, N.A. in Charlotte, North Carolina, on the Closing Date. Acceptance of the Final Balance Sheet or receipt of any payment pursuant to this
Section 1.05(d) shall not constitute a waiver of any other rights Purchaser may have under this Agreement.

               (e) If any unresolved objections are submitted to an accounting firm for resolution as provided above, Purchaser, on the one hand, and the Shareholders, on the other hand, will share equally the fees and expenses of such accounting firm.

               (f) Accountants will make the work papers used in preparing the draft Final Financial Statements and the Final Financial Statements available to Purchaser and its representatives at reasonable times and upon reasonable notice at any time during the preparation by Accountants of the draft Final Financial Statements and the resolution of any objections with respect thereto.


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                                 ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

       2.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

               (a) Corporate Existence of the Company. The Company is a corporation validly existing and in good standing under the Laws of Luxembourg, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business in those jurisdictions specified in Section 2.01(a) of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. The Company has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate or articles of incorporation and bylaws or other comparable corporate charter documents of the Company as in effect on the date hereof.

               (b) Authority. The execution and delivery of this Agreement and of all of the other documents and instruments required hereby by the Company and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of the Company and the Shareholders, no other corporate action on the part of the Company or its shareholders being necessary. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by the Company and constitute or will, upon execution and delivery thereof, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

               (c) Capital Stock. The authorized capital stock of the Company consists solely of 580,599 Class A Shares and 933,042 Class B Shares, of which only the Shares listed on Section 2.02(a) of the Disclosure Schedule have been issued and are outstanding. The outstanding Shares are duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement and as disclosed in
Section 2.01 (c) of the Disclosure Schedule, there are no outstanding Options with respect to the Company's Shares.

               (d)    Subsidiaries.

                      (i) Each Subsidiary is a corporation, limited liability company, partnership, joint venture, or other entity validly existing and in good standing under the Laws of its jurisdiction of organization identified in Section 2.01(d)(i) of the Disclosure Schedule, and has full power and authority to conduct its business as and to the extent now conducted and to

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


       own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.01(d)(i) of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company.
       Section 2.01(d)(i) of the Disclosure Schedule lists for each Subsidiary that is a corporation, the name and jurisdiction of incorporation of each Subsidiary, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock.
       Except as disclosed in Section 2.01(d)(i) of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company, or Subsidiaries of the Company, free and clear of all Liens. Section 2.01(d)(i) of the Disclosure Schedule lists for each Subsidiary that is a limited liability company, partnership, joint venture or other entity that is not a corporation the name and jurisdiction of organization of such Subsidiary, the type of entity and the nature and extent of the Company's interest in each such Subsidiary. Except as disclosed in Section 2.01(d)(i) of the Disclosure Schedule, the interests of the Company in each such Subsidiary are owned, beneficially and of record, by the Company, or Subsidiaries of the Company, free and clear of all Liens. Except as disclosed in Section 2.01(d)(i) of the Disclosure Schedule, there are no outstanding Options with respect to any Subsidiary. The Company has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate or articles of incorporation and bylaws or other comparable organizational and other documents governing the operation of each of the Subsidiaries as in effect on the date hereof. The Company has no Subsidiaries other than those listed in Section 2.01(d)(i) of the Disclosure Schedule.

                      (ii) Section 2.01(d)(ii) of the Disclosure Schedule lists all corporations, limited liability companies, partnerships,joint ventures and other entities in which the Company or any of its Subsidiaries has an interest, and sets forth the name and jurisdiction of incorporation for such entity and the amount and nature of such interest. All of such interests are owned by the Company or Subsidiaries of the Company free and clear of all Liens.

               (e) No Conflicts. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                      (i) conflict with or result in a violation or breach by the Company or any Subsidiary of any of the certificate or articles of incorporation or bylaws or other comparable

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


       organizational and other documents governing the operation of the Company or any such Subsidiary;

                     (ii)    subject to obtaining the consents,
       approvals and actions, making the filings and giving the notices disclosed in Section 2.01(f) of the Disclosure Schedule, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties; or

                      (iii) except as disclosed in Section 2.01(e) of the Disclosure Schedule, (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Company or any Subsidiary to obtain any consent, approval or authorization of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in the creation or imposition of any Lien upon the Company or any Subsidiary or any of their respective
       Assets and Properties under, any Contract or License to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound or (E) give rise to any right of any party to any Contract to cancel, terminate or exercise any option under such Contract.

               (f) Governmental Approvals and Filings. Except as disclosed in Section 2.01(f) of the Disclosure Schedule, no consent, approval or action of, filing with, or notice to any Governmental or Regulatory Authority on the part of the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

               (g) Books and Records. The minute books and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement and thereafter contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries.

               (h)    Financial Statements and Condition.

                      (i) Prior to the execution of this Agreement, the Company has delivered to Purchaser true and complete copies of
       (A) the audited balance sheets of the Company and its consolidated subsidiaries as of March 31, 1996, 1995, 1994, 1993 and 1992, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended, (B) the unaudited balance sheets of the Company and its consolidated subsidiaries as of September 30, 1996 and 1995, and the related unaudited consolidated statements of operations, stockholders' equity and cashflows for the portion of the fiscal years then ended and (C) the unaudited pro forma balance sheet of the Company and its consolidated subsidiaries as of September 30, 1996, and the related unaudited pro forma consolidated statements of operations, stockholders' equity and cash flows for the six-month period then ended, showing separately all adjustments necessary to eliminate the effect on such financial statements of the Excluded Items. All such financial statements were, and the Final Financial Statements will be, prepared in accordance with GAAP, and all such financial statements, and the Final Financial Statements will, fairly present in all material respects the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby. In addition, the Final Balance Sheet also will be prepared in accordance with the specific accounting principles specified on
       Schedule 1.05.

                      (ii) Except for the execution and delivery of this Agreement and the consummation of transactions contemplated hereby on or prior to the Closing Date, since the Financial Statement Date there has not been any material adverse change in the Business or Condition of the Company.

                      (iii)   Neither the Company nor any of its
       Subsidiaries has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated balance sheet of the Company as of the Financial Statement Date delivered to the Purchaser pursuant to this Section or in the Final
       Financial Statements, as the case may be, or reflected in the notes thereto, or that were incurred after the Financial Statement Date in the ordinary course of business and consistent with past practices or as otherwise specifically contemplated by this Agreement.

               (i)    Taxes.

                      (i) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing. The Tax Returns so filed are true and complete in all material respects and there is not a material amount of unpaid Tax incurred by the Company or any Subsidiary or by any other person that is or could become a Lien on any asset of, or otherwise have a material adverse effect on, the Company and its Subsidiaries. None of the Company and its Subsidiaries has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement.

                      (ii) Each of the Company and its Subsidiaries is in compliance with and its records contain all information and documents necessary to comply with, all information reporting and tax withholding requirements under federal, state, local and foreign laws, rules and regulations applicable to the Company and its Subsidiaries.

                      (iii) The consolidated balance sheet included in the Unaudited Financial Statements fully and properly reflects, as of the date thereof, the liabilities of the Company and its

       Subsidiaries for all accrued taxes, additions to tax, penalties and interest, and for periods ending after the date of such statements, the books and records of each such entity fully and properly reflect its liability for all taxes, additions to tax, penalties and interest due and payable.

               (j)    Legal Proceedings.  Except as disclosed in
Section 2.01(j) of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

               (i) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties which (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (B) could individually or in the aggregate have an adverse effect on the Business or Condition of the Company; and

                              (ii)   there are no Orders outstanding
               against the Company or any Subsidiary.

               (k) Compliance With Laws and Orders; Permits. Except as disclosed in Section 2.01(k) of the Disclosure Schedule, each of the Company and its Subsidiaries has complied with all Laws or Orders applicable to the Company or any Subsidiary or any of their respective Assets and Properties including, without limitation, Laws and Orders relating to customs, shipping, import and export of goods, currency restrictions and exchange controls. All Permits required by the Company and its Subsidiaries to conduct their businesses have been obtained, are in full force and effect and are being complied with in all material respects. All such Permits will remain in full force and effect immediately following the consummation of the transactions contemplated herein.

               (l) Employee Benefit Plans. Section 2.01(l) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes (true and complete copies of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement). Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of the Laws of the jurisdiction in which the Employee Benefit Plan is in effect. All contributions (including all employer contributions and employee salary contributions) which are due have been paid to each Employee Benefit Plan. The Company and each of its Subsidiaries has filed or caused to be filed on a timely basis returns, reports, statements, notices, declarations and other documents required by any governmental agency with respect to each Employee Benefit Plan sponsored or maintained by the Company or any of its Subsidiaries.

               (m) Contracts. Section 2.01(m) of the Disclosure Schedule contains a true and complete list of the material Contracts (true and complete copies of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this

Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party under any of such Contracts, and, to the Knowledge of the Company, no party to any such Contracts intends to cancel, terminate or exercise any option under any of such Contracts, the result of which would have a material adverse effect on the Business or Condition of the Company. For purposes of this Section, a Contract shall be deemed material if it involves (i) a lease of any interest in real property; (ii) a lease of any personal property with (A) aggregate remaining rental payments in excess of $100,000 or (B) a remaining term in excess of one year (unless cancelable without penalty upon not more than 90 days notice); (iii) an agreement to purchase or sell a capital asset for a price in excess of $100,000; (iv) an agreement relating to the borrowing or lending of more than $1,000,000; (v) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation; (vi) any agreement limiting in any respect the ability of the Company or any Subsidiary to compete in any line of business or with any person; and (vii) any other agreement involving more than $100,000.

               (n) Brokers. Except as disclosed in Section 2.01(n) of the Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Purchaser without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against the Company, or any Subsidiary or Purchaser for a finder's fee, brokerage commission or similar payment.

               (o)    Absence of Certain Events.  Except as set forth on
Section 2.01(o) of the Disclosure Schedule, there has not been since March 31, 1996: (i) any entry into any agreement or understanding between the Company or any of its Subsidiaries on the one hand, and any of their respective officers or employees on the other hand, providing for employment of any such officer or employee or any general or material increase in compensation, severance or termination benefits payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers or employees, or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer or employee; (ii) any labor dispute which is or could reasonably be expected to be material to the Business or Condition of the Company; (iii) any entry by the Company or any of its Subsidiaries into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of the Company or its Subsidiaries) other than in the ordinary and usual course of business;
(iv) any change in the accounting methods of the Company or any of its Subsidiaries; or (v) any agreement to do any of the foregoing. Except as set forth in Section 2.01(o) of the Disclosure Schedule, since September 30, 1996, (i) the Company has not declared, set aside for payment or agreed to declare or set aside for payment any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, (ii) the Company and its Subsidiaries (a) have operated only in the ordinary course of business consistent with past practices, (b) have not paid, discharged or satisfied or agreed to pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unaccrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Unaudited Financial Statements or incurred after the date of such Unaudited Financial Statements in the ordinary course of business consistent with past practices and (c) have not made any payments to any Related Party other than pursuant to the terms of any Contract or Employee Benefit Plan properly listed in the Disclosure Schedule, or agreed to make any such payments.

               (p) Title to Assets; Tangible Assets. The Company and each of its Subsidiaries own good and marketable title to or a valid leasehold in the assets used by them, located on their premises or reflected on the consolidated balance sheet included in the Unaudited Financial Statements, free and clear of any and all Liens, except Permitted Liens described on Section 2.01(p) of the Disclosure Schedule, and except for assets disposed of in the ordinary course of business since the date of such balance sheet. The Company and each of its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Such tangible assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear and obsolescence), and are suitable for the purposes for which they presently are used.

               (q)    Inventory.   Except as set forth in Section 2.01(q)
of the Disclosure Schedule, the inventory of the Company and its Subsidiaries consists of raw materials, goods in process and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured and are legally qualified for export and sale subject to minimum pricing laws (none of which will preclude the fulfillment of any commitments or orders) and none of which is slow-moving, distressed, damaged or defective. Section 2.01(q) of the Disclosure Schedule sets forth (i) all tobacco inventories, showing type, origin, grade, crop year, quantity and book value, and, for committed inventories of the Company and its Subsidiaries other than Intabex S.A.
(ZUG), the committed price, and, for committed inventories of Intabex S.A. (ZUG), the committed value, and (ii) all commitments to purchase or deliver tobacco, showing type, origin, grade, crop year, quantity and purchase price, all as of December 31, 1996. The Company and its Subsidiaries have no material commitments to purchase or deliver tobacco other than as set forth in Section 2.01(q) of the Disclosure Schedule. The schedule of inventories supporting the Final Financial Statements referred to in Schedule 1.05 will be true and complete and, subject to subsection (ii) below, (i) each item of inventory shown in the Final Financial Statements will be recorded at the least of cost, fair market value or commitment price; subject, in the case of such contracts that do not by their terms provide for the payment of interest, to a net present value adjustment determined by reference to Seller's Average Borrowing Rate (as defined herein) for any amounts to be collected after the 180th day following the Closing Date; and (ii) each item of inventory shown in the Final Financial Statements that is subject to a legally binding contract will be sold upon terms and at a price no less favorable than those set forth in the applicable contract subject to a reserve against inventory set forth on the face of the Final Balance Sheet; provided, however, that the representation contained in clause (ii) above shall not be deemed to have been breached if such inventory is not sold as a result of Purchaser's failure to deal with such inventory in good faith or to use its commercially reasonable best efforts to sell such inventory in accordance with the terms of any applicable contract. For purposes of this Agreement "Seller's Average Borrowing Rate" shall mean the weighted average interest rate of all borrowings of the Company outstanding at the Closing Date, which shall in no event be less than the LIBO Rate.

               (r) Accounts and Advances on Tobacco Purchases. (i) All Accounts owned by the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their respective terms at their recorded amounts, subject only to any reserve against accounts set forth on the face of the Final Balance Sheet. Unless interest is paid on such Accounts in accordance with their terms, Accounts that by their terms are not collectible by the 180th day following the Closing Date shall be adjusted to their net present value determined by reference to Seller's Average Borrowing Rate.
Section 2.01(r)(i) of the Disclosure Schedule includes a summary indicating the aggregate balance of all of the Accounts of the Company and its consolidated Subsidiaries as of December 31, 1996;

                      (ii) All Advances on Tobacco Purchases of the Company and its Subsidiaries are reflected properly on their books and records, have arisen from bona fide transactions in the ordinary course of business and the Company and its Subsidiaries will receive tobacco having a fair market value at least equal to the amount of each such advance as reflected on the Final Balance Sheet (or, if applicable, at least equal to the amount of such advance plus any additional amounts that the Company is required to pay pursuant to the terms of such advance) or a refund of all amounts advanced, all in accordance with the terms of such advance and subject to any reserve against advances collected set forth on the face of the Final Balance Sheet; and

                      (iii) All accounts payable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice.

               (s) Real Property. Section 2.01(s) of the Disclosure Schedule sets forth a list of each of the Company's factories and the Company's Wokingham, England, headquarters (each, a "Facility") and the address and record owner of such Facility. With respect to each such Facility, except as set forth in Section 2.01(s) of the Disclosure
Schedule:

                      (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to the Facility or other matters adversely affecting the current use, occupancy or value thereof;

                      (ii) each Facility has received all approvals of Governmental or Regulatory Authorities (including permits) required


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


       in connection with the ownership, occupation or operation thereof and has been operated and maintained in accordance with applicable laws;

                      (iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of a Facility and no Person other than the Company or its Subsidiaries is in possession of any Facility or part thereof;

                      (iv) there are no outstanding options or rights of first refusal to purchase a Facility or interest therein;

                      (v) each Facility is supplied with utilities and other services necessary and adequate for the operation of the Facility and each Facility is located on, or has irrevocable access to, a public road; and

                      (vi)    none of the Company or its Subsidiaries
       owns any material parcel of Real Property that is material to the Business or Condition of the Company other than the Facilities.

               (t)    Intellectual Property.

                      (i) Except as set forth in Section 2.01(t) of the Disclosure Schedule, the Company and its Subsidiaries own exclusively or have the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in their businesses as presently conducted; each item of Intellectual Property owned or used by any of the Company and its Subsidiaries immediately prior to Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to closing; the Company and its Subsidiaries have taken all necessary and desirable action to maintain and protect each item of Intellectual Property that they own or use; no owned item of Intellectual Property has been abandoned; each item of Intellectual Property used by the Company or any of its Subsidiaries pursuant to license or other authorization of a third party is used with the authorization of every other claimant thereto, and the execution, delivery and performance of this Agreement by the Company and the Purchaser will not impair such use. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries. Section 2.01(t) of the Disclosure
       Schedule identifies each patent, trademark, copyright or other registration that has been issued to the Company or any of its Subsidiaries with respect to any of their Intellectual Property, identifies each pending application or application for registration that the Company or any of its Subsidiaries has made with respect to any of its Intellectual Property and identifies each license, agreement or other permission that the Company or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions thereto). Except as set forth in Section 2.01(t) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified therein; (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iii) neither the Company nor any of its Subsidiaries has licensed or permitted any third party to use any such item.

               (u) Insurance. Except as set forth in Section 2.01(u) of the Disclosure Schedule, with respect to each insurance policy to which the Company or any of its Subsidiaries has been a party, a named insured or otherwise the beneficiary of coverage at any time which is still in effect or under which the Company or any of its Subsidiaries has any continuing rights or obligations: (i) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) neither the Company nor its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default by the Company or its Subsidiaries, or permit termination, modification or acceleration under the policy; and (iii) to the Knowledge of the Company, no party to the policy has repudiated any provision thereof. Each of the Company and its Subsidiaries has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged during such ten-year period.
Schedule 2.01(u) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

               (v)    Environmental Matters.

                      (i) Except as set forth in Section 2.01(v) of the Disclosure Schedule, (y) neither the Company, any of its Subsidiaries nor any of the Former Subsidiaries has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of their properties or assets (including, without limitation, any properties or assets now or previously owned or operated by the Company, any of its Subsidiaries or any of the Former Subsidiaries), or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, and (z) to the Knowledge of the Company, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products on, from or in any way affecting any such property or asset, or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.


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



                      (ii) Except as set forth in Section 2.01(v) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, that could have a material effect on Business or Condition of the Company and no pending claims have been made against any of the foregoing and no presently outstanding citations or notices have been issued against any of the foregoing, that could have a material adverse effect on the Business or Condition of the Company, and that in the case of any of the foregoing, have been or are imposed by reason of or based upon any provision of any Environmental Laws, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, release, disposal, arranging for disposal, transport or handling of any Hazardous Materials or Petroleum Products by the Company, any of its Subsidiaries or any of the Former Subsidiaries or, to the Knowledge of the Company, by any predecessors in interest in connection with or in any way arising from or relating to the Company, any of its Subsidiaries or any of the Former Subsidiaries or any of their respective properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substance by any other person at or on or under any of the real properties owned or used by the Company, any of its Subsidiaries or any of the Former Subsidiaries.

                      (iii) The Company and its Subsidiaries have received all Permits as may be required of them under applicable Environmental Laws to conduct their respective businesses, and each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Permits.

               (w) Transactions With Related Parties. Except as set forth in Section 2.01(w) of the Disclosure Schedule, since March 31, 1996, neither the Company nor any of its Subsidiaries has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of one or more of the Company and its Subsidiaries) (i) any holder of 5% or more of the voting securities of the Company, (ii) any director, officer or employee of the Company or any of its Subsidiaries, (iii) except for any transactions among the Company and its Subsidiaries, any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries or (iv) any member of the immediate families of any such persons (collectively, a "Related Party"). Except as set forth in Section 2.01(w) of the Disclosure Schedule, (i) the Contracts do not include any obligation or commitment between the Company or any of its Subsidiaries and any Related Party, and (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Related Party to the Company or any of its Subsidiaries.

               (x) Labor Matters. Section 2.01(x) of the Disclosure Schedule lists all collective bargaining or similar agreements to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 2.01(x) of the Disclosure Schedule, with respect to employees of the Company and its Subsidiaries:

                      (i) each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours;

                      (ii) no grievance or any arbitration proceeding arising out of or under collective bargaining or similar agreements is pending and, to the Knowledge of the Company, no claims therefor exist or have been threatened; and

                      (iii)   there is no litigation, arbitration
       proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of the Company, proposed or threatened against the Company or any of its Subsidiaries relating to employment, employment practices, terms and conditions of employment or wages and hours.

               (y) Business in Certain Countries. Except for the dealings listed in Section 2.01(y) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has further obligation to (i) purchase,
(ii) sell, (iii) deal in or assist in dealing in any goods for export to, import from, or transhipment through Cuba, Iraq, Iran, Libya, or North Korea. Except for those Persons and assets listed in Section 2.01(y) of the Disclosure Schedule, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries will hold any assets of the governments (including any agencies or subdivisions thereof) of the countries listed above or the Federal Republic of Yugoslavia (including the governments of Serbia and Montenegro) to the extent any such assets of the Federal Republic of Yugoslavia are "blocked" for purposes of applicable U.S. law, their nationals, or Persons located in such countries or organized under their laws, (ii) no assets of the Company or any of its Subsidiaries will be held by any of such Persons, or (iii) no amounts will be due to or from the Company or any of its subsidiaries from or to any of such Persons.

               (z) Accuracy of Information. This Agreement and all other documents provided by the Company to Purchaser in connection with the transactions contemplated herein, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

               (aa) No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Section 2.01 and in any certificate delivered pursuant to Section 6.03.


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

       2.02 Representations of the Shareholders. Each Shareholder hereby severally represents and warrants, solely with respect to itself, to Purchaser as follows:

               (a) Corporate Existence of Shareholders. Folium is a corporation validly existing under the Laws of the British Virgin Islands. Tabacalera is a corporation validly existing under the Laws of the Kingdom of Spain. LMI is a corporation validly existing under the Laws of the British Virgin Islands. Each Shareholder has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares. Each Shareholder owns the Shares set forth in Section 2.02(a) of the Disclosure Schedule, beneficially and of record, free and clear of all Liens, except as set forth in such Section 2.02(a) of the Disclosure Schedule.

               (b) Authority. The execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations hereunder, have been duly and validly authorized by the respective Board of Directors of such Shareholder, no other corporate action on the part of such Shareholder or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

               (c) Investigation by Shareholders; Investment Intent. The Shareholders have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Purchaser and its Subsidiaries and acknowledge that they have been provided access satisfactory to them to the properties and records of the Purchaser and its Subsidiaries for this purpose and have been afforded an opportunity satisfactory to them to discuss the foregoing with management of Purchaser. In entering into this Agreement, the Shareholders have relied solely upon their own respective investigations and analysis and the representations contained herein and the Shareholders:

                      (i) except as otherwise set forth in this Agreement, acknowledge that none of Purchaser, the Company, their respective Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives make any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Shareholders or their agents or representatives prior to the execution of this Agreement;

                      (ii) understand that the shares of Purchaser Common Stock and Convertible Debentures have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and may not be transferred in the absence of an effective registration statement for such securities under the 1933 Act or an opinion of counsel satisfactory to the Company that registration is not required under the 1933 Act. Certificates representing the shares of Purchaser Common Stock and the Convertible Debentures may bear a legend to such effect;

                      (iii) agree, to the fullest extent permitted by law, that none of the Purchaser, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Shareholders on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company or the Shareholders prior to the execution of this Agreement, except that the foregoing limitations shall not apply to the Purchaser to the extent that the Purchaser makes the specific representations and warranties set forth in this Agreement and in the Schedules, but always subject to the limitations and restrictions contained in this Agreement and the Schedules;

                      (iv)    represent that they are not "U.S.
       Persons" (and they are not purchasing for the account of any U.S. Person) within the meaning of Regulation S under 1933 Act;

                      (v) agree that they will not, prior to the expiration of the 40-day restricted period provided for in Rule 903 of Regulation S under the 1933 Act, sell or otherwise dispose of (including by means of a short sale or other hedging transaction) any Purchaser Common Stock or the Convertible Debentures; and

                      (vi) any Purchaser Common Stock or Convertible Debentures acquired by them will be acquired for their own accounts for the purpose of investment.

               (d) Beneficial Ownership. As of the date hereof, none of the Shareholders was the "beneficial owner," as such term is defined in Sections 13.1-725 and 13.728.1 of the Virginia Code, of any shares of Purchaser Common Stock except as disclosed in Schedule 2.02(d).

               (e) No Conflicts. The execution and delivery by the Shareholders of this Agreement do not, and the performance by the Shareholders of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                      (i) conflict with or result in a violation or breach of any of the certificate or articles of incorporation or bylaws or other comparable organizational and other documents governing the operation of any of the Shareholders;

                      (ii) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in
       Section 2.02(e)(ii) of the Disclosure Schedule, conflict with or result in a violation or breach of any Law or Order applicable to any of the Shareholders or any of their Assets or Properties;

                      (iii) except as disclosed in Section 2.02(e)(iii) of the Disclosure Schedule, (x) conflict with or result in a violation or breach of, (y) constitute (with or without notice or lapse of time or both) a default under, or (z) require any Shareholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License to which such Shareholder is a party or by which any of its Assets and Properties is bound.

               (f) Governmental Approvals and Filings. Except as disclosed in Section 2.02(f) of the Disclosure Schedule, no consent, approval or action of, filing with, or notice to any Governmental or Regulatory Authority on the part of any of the Shareholders is required in connection with the execution delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

               (g)    Legal Proceedings.  Except as disclosed in
Section 2.02(g) of the Disclosure Schedule, there are no Actions or Proceedings pending or, to the respective knowledge of the Shareholders, threatened against, relating to or affecting any of them or their Shares, that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Agreement.

               (h) Receipt of Disclosure. Each of the Shareholders acknowledge that it has received complete disclosure with respect to the terms and conditions of all of the transactions contemplated by this Agreement and the consideration to be received by each other Shareholder and its Affiliates in connection with such transactions, including, without limitation, in connection with the acquisition by Purchaser of certain assets of Tabex (PVT) Limited.

               (i) No Immunity. In any proceedings taken in relation to this Agreement or the related documents, none of the Shareholders will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

               (j) No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that each Shareholder is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Section 2.02.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser hereby represents and warrants to the Company and each Shareholder as follows:

       3.01. Corporate Existence. Purchaser is a corporation validly existing and in good standing under the Laws of the Commonwealth of Virginia. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

       3.02. Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.


       3.03. No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach by Purchaser of the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of Purchaser;

               (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in
Schedule 3.03 hereto, conflict with or result in a violation or breach of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

               (c) except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in the creation or imposition of any Lien upon Purchaser or any of their respective Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of their respective Assets and Properties is bound or (v) give rise to any right of any party to any Contract to cancel, terminate or exercise any option under such Contract; other than such conflicts, violations, defaults, breaches, consents, approvals, authorizations, filings, notices, liens or rights referred to in paragraphs (a), (b) or (c) which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Purchaser.

       3.04.   Governmental Approvals and Filings.  Except as disclosed in
Schedule 3.04, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Purchaser.

       3.05. Books and Records. The minute books and other similar records of Purchaser and its Subsidiaries as made available to the Company prior to the execution of this Agreement contain a true and

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


complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of Purchaser and its Subsidiaries.

       3.06.   SEC Reports; Purchaser Financial Statements.

               (a)    Except as disclosed in Schedule 3.06, since
January 1, 1995, Purchaser has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC (collectively, the "Purchaser Reports") under the 1933 Act, as amended or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Purchaser has made available to Company true copies of all the Purchaser Reports, together with all exhibits thereto, that Company has requested. Included in such Purchaser Reports are (i) audited consolidated balance sheets of Purchaser and its Subsidiaries at June 30, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheets of Purchaser and its Subsidiaries at September 30, 1996 and 1995, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

               (b) All of the financial statements included in the Purchaser Reports (which are collectively referred to herein as the "Purchaser Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Purchaser and its Subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the Exchange Act and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Purchaser Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.07. Taxes. Except as disclosed in the Purchaser Reports filed on or before the date of this Agreement, there is not a material amount of unpaid Tax incurred by Purchaser or any of its Subsidiaries that is or could become a Lien on any asset of Purchaser and its Subsidiaries and that would thereby or otherwise have a material adverse effect on the Business or Condition of Purchaser.

       3.08. Legal Proceedings. Except as disclosed in the Purchaser Reports filed on or before the date of this Agreement:

               (a) There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Subsidiaries or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) could individually or in the aggregate have a material adverse effect on the Business or Condition of Purchaser; and

               (b) there are no Orders outstanding against Purchaser or any of its Subsidiaries that could, individually or in the aggregate, have a material adverse effect on the Business or Condition of Purchaser.

       3.09. Compliance With Laws and Orders. Except as disclosed in the Purchaser Reports filed on or before the date of this Agreement, Purchaser and any of its Subsidiaries have complied with all Laws and Orders applicable to Purchaser or such Subsidiary or any of their respective Assets or Properties, except for any non-compliance that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Purchaser.

       3.10. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with the Company without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against the Company, any Subsidiary or any Shareholder for a finder's fee, brokerage commission or similar payment.

       3.11. Financing. Purchaser has sufficient cash and/or available credit facilities (and has provided the Company with evidence thereof) to pay the cash consideration for the Shares and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

       3.12. Purchase for Investment. The Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 10.10(b)) for its own account for the purpose of investment. Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause any Shareholder to be in violation of the registration requirements of the 1933 Act or applicable state securities or blue sky laws.

       3.13. Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Company and its Subsidiaries and acknowledges that Purchaser has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose and has been afforded an opportunity satisfactory to it to discuss the foregoing with management of Purchases. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and Purchaser:

               (a) except as otherwise set forth in this Agreement, acknowledges that none of the Company, its Subsidiaries, the Shareholders or any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its agents or representatives prior to the execution of this Agreement; and

               (b) understands that the Shares have not been registered under the 1933 Act; and

               (c) agrees, to the fullest extent permitted by law, that none of the Company, its Subsidiaries, the Shareholders or any of their respective directors officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser prior to the execution of this Agreement, except that the foregoing limitations shall not apply to the Company or any Shareholder to the extent the Company or such Shareholder makes the specific representations and warranties set forth in this Agreement and in the Disclosure
Schedule, but always subject to the limitations and restrictions contained in this Agreement and in the Disclosure Schedule.

       3.14. FIRPTA. Purchaser is not a United States real property holding corporation within the meaning of Section 897 of the United States Internal Revenue Code of 1986, as amended.

       3.15. Control Share Statute. Based solely upon the information provided on Schedule 1.02(a) and in Section 2.02(d) of the Disclosure Schedule with respect to the number of shares of Purchaser Common Stock to be issued to each Shareholder at Closing or upon conversion of the Convertible Debentures and the beneficial ownership by the Shareholders of Purchaser Common Stock and assuming that no Shareholder beneficially owns the shares of Purchaser Common Stock held of record by any other Shareholder, no Shareholder is, or will be solely as a result of the transactions contemplated by this Agreement, an "interested shareholder" of Purchaser within the meaning of Section 13.1-725 of the Virginia Code.


       3.16. Investment Company Act. Purchaser is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       3.17. Public Utility Holding Company Act. Purchaser is not subject to regulation as an "electric utility company," a "public utility company," a "holding company," a "subsidiary company" of a holding company or an "associate company" of a holding company or an "affiliate" of any of the foregoing under the Public Utility Holding Company Act of 1935, as amended.

       3.18. Absence of Certain Events. Except as disclosed in the Purchaser Reports filed on or before the date of this Agreement, there has not been, since June 30, 1996: (i) any material adverse change in the Business or Condition of Purchaser; or (ii) any change in the accounting methods of the Purchaser or any of its Subsidiaries.

       3.19. Accuracy of Information. This Agreement and all other documents provided by Purchaser to the Company in connection with the transactions contemplated herein, taken as a whole, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

       3.20. No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Purchaser is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Article III and in any certificate delivered pursuant to Section 7.03.


                               ARTICLE IV

              COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

       The Company and the Shareholders covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, the Company and the Shareholders will comply with all covenants and provisions of this Article IV applicable to the Company and the Shareholders, except to the extent Purchaser may otherwise consent in writing.

       4.01. Regulatory and Other Approvals. The Company will (a) use all commercially reasonable efforts and proceed diligently and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Company or any Subsidiary to consummate the transactions contemplated hereby, including without limitation those described in Sections 2.01(e) and (f) of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. The Company will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

       4.02. HSR Filings. In addition to and not in limitation of its covenants contained in Section 4.01, the Company will (a) take promptly all actions necessary to make the filings required of the Company or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Company or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) use all commercially reasonable efforts to cooperate with Purchaser in connection with their filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general; provided that the Company shall not be required to expend any material sum, dispose of any material assets or incur any material liabilities in pursuing any such resolution.

       4.03. Investigation by Purchaser. The Company will (a) provide Purchaser, its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, "Representatives") with access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their Assets and Properties and Books and Records as Purchaser or any such Representative may reasonably request, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and its Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation, but only to the extent that furnishing any such information or data would not violate any Law, Order, Contract or License applicable to the Company or any Subsidiary or by which any of their respective Assets and Properties is bound; provided that the Company has identified such information or data that it is unable to furnish pursuant to the preceding clause in Section 4.03 of the Disclosure Schedule.

       4.04. Conduct of Business. The Company and its Subsidiaries will conduct business only in the ordinary course. Without limiting the generality of the foregoing, the Company and its Subsidiaries will use commercially reasonable efforts, to the extent the officers of the Company believe such action to be in best interests of the Company and its Subsidiaries, to (a) preserve intact the present business organization and reputation of the Company and its Subsidiaries, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of the Company and its Subsidiaries in all material respects, (c) maintain the Assets and Properties of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of customers and suppliers of the Company or any of its Subsidiary. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, neither the Company nor any of its Subsidiaries will, without the prior written consent of Purchaser:

               (a) amend its Articles or Certificate of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

               (b) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities of interests, except as


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


       required by the terms of any options, warrants, rights or other securities outstanding as of the date hereof;

               (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries;

               (d) (i) incur or assume any long-term debt not currently outstanding, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, other than a Subsidiary, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice), (iv) enter into any contract or agreement other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement or (v) authorize any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $1.0 million, other than capital expenditures pursuant to contracts entered into prior to the date hereof and set forth in
       Section 4.04(d) of the Disclosure Schedule;

               (e) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

               (f) acquire, sell, lease or dispose of any material assets, other than acquisitions, sales and dispositions of inventory in the ordinary course of business, or as set forth in Section 4.04(f) of the Disclosure Schedule, provided that DIMON shall have approved in advance the terms and conditions of any transaction set forth therein;

               (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

               (h) make any material Tax election or settle or compromise any material Tax liability;

               (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities

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


       reflected or reserved against in the Unaudited Financial
       Statements;

               (j) enter into any individual commitment (binding or otherwise) to purchase or sell tobacco of a discrete grade, type or origin having a fair market value at the time of the commitment in excess of $2,000,000; or

               (k) agree in writing or otherwise to take any of the foregoing actions.

       4.05. No Solicitations. Neither the Company nor the Shareholders will take, nor will the Company permit its Subsidiaries or any Affiliate thereof (or authorize or permit any investment banker, financial advisor, attorney, accountant or other person retained by or acting for or on behalf of the Company, the Shareholders, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination with the Company or any Subsidiary; (b) to reach any agreement for, or otherwise attempt to consummate, any Business Combination with the Company or any Subsidiary or (c) to furnish or cause to be furnished any information with respect to the Company or any Subsidiary to any Person (other than as contemplated by Section 4.03) who the Company, any Subsidiary or any such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Business Combination with the Company or any Subsidiary.

       4.06. Fulfillment of Conditions. The Company and the Shareholders will use all commercially reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

       4.07. Resignations. The Shareholders shall cause their respective representatives on the Board of Directors of the Company to resign immediately upon the Closing. The Company shall cause its representatives on the Board of Directors of each Subsidiary designated by DIMON in writing at least two weeks in advance of the Closing to resign effective as of the Closing.

       4.08. Transfer of Excluded Items. Prior to Closing, the Company shall take whatever actions are necessary to effectively transfer ownership and responsibility for the Excluded Items to Purchaser's satisfaction.


       4.09. Valuation of Philippine Property. The Company shall cause the valuation of the Philippine Property to be recorded on the Final Balance Sheet at an amount not greater than the lesser of cost and the then-current market value of the Philippine Property.

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

                             ARTICLE V

                      COVENANTS OF PURCHASER

       Purchaser covenants and agrees with the Company and each Shareholder that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this
Article V, except to the extent the Company may otherwise consent in writing.

       5.01. Regulatory and Other Approvals. Purchaser will (a) use all commercially reasonable efforts and proceed diligently and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to the Company and its Subsidiaries in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Company or any of its Subsidiary to consummate the transactions contemplated hereby. Purchaser will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

       5.02. HSR Filings. In addition to and without limiting Purchaser's covenants contained in Section 5.01, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) use all commercially reasonable efforts to cooperate with the Company in connection with filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general; provided that Purchaser shall not be required to expend any material sum, dispose of any material assets, or incur any material liabilities in pursuing any such resolution.

       5.03.   Release of Guarantees.   Following the Closing, Purchaser
shall cooperate with the Company in seeking to have the Shareholders released from, and will indemnify and hold the Shareholders harmless against payments the Company is required to make from and after the Closing in respect of, the guarantees that the Shareholders have given in respect of Indebtedness of the Company and the Subsidiaries described in
Section 5.03 of the Disclosure Schedule.

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


       5.04. Fulfillment of Conditions. Purchaser will use all commercially reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

       5.05. Barcelona Building. (a) Purchaser shall cause CdeF to use its best efforts to sell the Barcelona Building at a price equal to the book value thereof as promptly as practicable after the Closing; provided, that in the event Purchaser has not caused the Barcelona Building to be sold within 12 months of the Closing Date, Purchaser shall be entitled to sell the Barcelona Building in good faith for whatever price it can obtain.

               (b) Purchaser shall, within five (5) Business days of receipt of the final settlement or rendering of a final nonappealable judgment amount in the COISA litigation referred to in Section 2.01(j) of the Disclosure Schedule relating to the Barcelona Building pay to the Shareholders, in such manner as the Shareholders shall direct, any amounts in excess of 250 million Spanish pesetas that CdeF shall be entitled to retain or receive as a result of such settlement or nonappealable judgment.

               (c) The Shareholders shall hold Purchaser harmless from and against any and all claims and losses relating to or arising out of the prosecution of the litigation related to the Barcelona Building or the sale, ownership and operation of the Barcelona Building after the Closing, except for those claims and losses arising solely from the gross negligence or willful misconduct of Purchaser.


                            ARTICLE VI

               CONDITIONS TO OBLIGATIONS OF PURCHASER

       The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

       6.01. Representations and Warranties. The representations and warranties made by the Company and the Shareholders in this Agreement (without regard to the qualification of the last sentence of Section 10.15) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

       6.02. Performance. The Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Company at or before the Closing.

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


       6.03. Officers' Certificates. The Company and each Shareholder shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board and Chief Financial Officer of the Company or by the Chief Executive Officer, Chief Financial Officer or any two directors of the Shareholders, respectively, substantially in the form and to the effect of Exhibits A-1, A-2, A-3 and A-4 hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Company and each Shareholder, substantially in the form and to the effect of Exhibits B-1, B-2, B-3 and B-4 hereto.

       6.04. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

       6.05. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, the Company and the Shareholders to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, which are listed in
Schedule 6.05 hereto, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

       6.06. Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.06 hereto shall have been obtained and shall be in full force and effect.

       6.07. Opinion of Counsel. Purchaser shall have received the opinion of Wagener & Rukavina; Cuatrecasas Abogados; Smith-Hughes Raworth & MacKenzie; Webber Wentzel Bowers; and King & Spalding; counsel to the Company and the respective Shareholders, dated the Closing Date, substantially in the form and to the effect of Exhibit C-1, C-2, C-3, C-4 and C-5 hereto, respectively, with such changes as are reasonably acceptable to Purchaser.

       6.08. Purchase of Certain Assets of Tabex (PVT) Limited. Simultaneously with the Closing hereunder, Purchaser or an affiliate shall have purchased from Tabex (PVT) Limited certain assets of Tabex
(PVT) Limited pursuant to that certain Asset Purchase Agreement between Purchaser and Tabex (PVT) Limited dated as of the date hereof (the "Asset Purchase Agreement").

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


       6.09. Noncompetition Agreements and Consulting Agreement. There shall have been executed and delivered to Purchaser the Noncompetition Agreements and Consulting Agreement in substantially the form attached hereto as Exhibits D-1, D-2 and D-3 (the "Folium Agreements").

       6.10. Resignations of Officers and Directors. The officers and directors of the Company and its Subsidiaries designated by DIMON pursuant to Section 4.07 shall have resigned, effective as of Closing.

       6.11. Warrants. Each Warrantholder shall have surrendered its respective Options for the consideration specified in Schedule 1.02 and shall have executed and delivered to Purchaser an investment letter, substantially in the form and to the effect of Exhibit E hereto.

       6.12. Tax and Withholding Matters. Purchaser shall have received from the Shareholders and the Warrantholders all documents it shall reasonably require to enable it to comply with any and all tax and withholding requirements in connection with the transactions contemplated hereby, including, without limitation, Forms W-8 or W-9 as applicable and all elections pursuant to Section 338 of the Internal Revenue Code or similar provisions of foreign, state or local law.

       6.13. Agreement of Accountants. Ernst & Young LLP and each other accounting firm on which Ernst & Young LLP has relied in preparing its reports on any Financial Statements of the Company and the Final
Financial Statements shall have agreed in writing (i) to provide
Purchaser and its agents and employees reasonable access after the Closing to its workpapers relating to such Financial Statements and the Final Financial Statements and to their personnel who have participated in the preparation or review of such Final Financial Statements, (ii) to provide Purchaser with such additional manually-executed copies of such reports as it may reasonably request, and (iii) to consent to the inclusion or incorporation by reference of such reports in Purchaser's filings under the 1933 Act, the Exchange Act and the related rules and regulations.

       6.14. Transfer of Excluded Items. Purchaser shall have received evidence satisfactory to it that the Excluded Items have been effectively transferred by the Company or the appropriate Subsidiary.

       6.15. Settlement of Related Party Accounts. All amounts owed by all of the Company's Related Parties to the Company or any of its Subsidiaries or any other Person in which any of the Company or any of its Subsidiaries has an interest, and all amounts owed to DIMON by the Company or any of its Subsidiaries or owed by DIMON to the Company or any of its Subsidiaries shall have been paid in full, including, without limitation, all accounts receivable listed in Section 2.01(w) of the Disclosure Schedule and all other receivables set forth on Schedule 6.15.

       6.16.   Agreements of Malawi Joint Venture Partners.  Subject to
Schedule 6.16, the parties shall mutually agree on a satisfactory resolution of the status of the Company's interest in its Malawi joint ventures.

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

       6.17. Additional Certificates. Purchaser shall have received such other certificates of officers of the Company and the Shareholders as it may reasonably request.


                             ARTICLE VII

           CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
                              SHAREHOLDERS

       The obligations of the Company and the Shareholders hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

       7.01. Representations and Warranties. The representations and warranties made by Purchaser in this Agreement (without regard to the qualification of the last sentence of Section 10.15) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

       7.02. Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

       7.03. Officers' Certificates. Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of Purchaser, substantially in the form and to the effect of Exhibit F hereto, and a certificate, dated the Closing Date and executed by the Secretary or Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit G hereto.

       7.04. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

       7.05. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company, the Shareholders and the Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, which are listed on
Schedule 7.05 hereto, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

       7.06. Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 7.06 shall have been obtained and shall be in full force and effect.

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



       7.07. Opinion of Counsel. The Company shall have received the opinion of Hunton & Williams, counsel to Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit H hereto with such changes as are reasonably acceptable to the Company and the Shareholders.

       7.08.   Purchase of Certain Assets of Tabex (PVT) Limited.
Simultaneously with the Closing hereunder, Purchaser or an affiliate shall have purchased from Tabex (PVT) Limited certain assets of Tabex
(PVT) Limited pursuant to the Asset Purchase Agreement.

       7.09. Folium Agreements. Purchaser shall have executed and delivered the Folium Agreements.

       7.10. Listing of Purchaser Common Stock. Purchaser shall have done all things necessary to cause the Purchaser Common Stock to be issued at Closing and to be issued upon conversion of the Convertible Debentures to be listed on the New York Stock Exchange, upon official notice of issuance.

       7.11. Board of Directors. Effective on the Closing Date, Purchaser will (a) expand the size of its Board of Directors from twelve directors to thirteen directors and will elect a nominee of Folium, reasonably acceptable to Purchaser, to fill the vacancy created for a term expiring at its 1997 Annual Meeting of Shareholders. Purchaser will cause such nominee to be nominated to stand for election as a director at the 1997 Annual Meeting of Shareholders for a three year term and will use its reasonable best efforts to cause him to be so elected; (b) cause A.C.B. Taberer to be elected non-executive Chairman of the Board of the Company.

       7.12. Registration Rights. Purchaser shall have executed and delivered the Registration Rights Agreement in substantially the form of
Exhibit I hereto.

       7.13. Additional Certificates. The Company and the Shareholders shall have received such other certificates of officers of Purchaser as it may reasonably request.


                              ARTICLE VIII

                              TERMINATION

       8.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

               (a) at any time before the Closing, by mutual written agreement of the Company, Purchaser and Shareholders;

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

               (b) at any time before the Closing, by the Company, Purchaser or the Shareholders in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party; provided that the terminating party has used its best efforts to have any such Order removed;

               (c) at any time before the Closing, by the Company, Purchaser or the Shareholders upon notification of the non-terminating party by the terminating party if the Asset Purchase Agreement shall have been terminated prior to a closing thereunder pursuant to and in accordance with the terms thereof;

               (d)    [intentionally omitted]; or

               (e) at any time after June 30, 1997 by the Company, Purchaser or the Shareholders upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

       8.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company, Purchaser or the Shareholders (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in
Section 10.03 and confidentiality in Section 10.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.01(b), (c), (d) or (e), the Company will remain liable to Purchaser for any willful breach of Section 4.06 of this Agreement by the Company existing at the time of such termination, and Purchaser will remain liable to the Company and the Shareholders for any willful breach of Section 5.04 of this Agreement by Purchaser existing at the time of such termination, and the Company, Purchaser or the Shareholders may seek such remedies, including damages and fees of attorneys, against the other with respect to any such willful breach as are provided in this Agreement or as are otherwise available at Law or in equity.


                              ARTICLE IX

                              DEFINITIONS

       9.01.   Definitions.          (a)  As used in this Agreement, the
following defined terms shall have the meanings indicated below:

       "Accounts" shall mean accounts receivable, notes receivable and associated rights.

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

       "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

       "Advances on Tobacco Purchases" shall mean all loans, advances and extensions of credit made by the Company or any of its Subsidiaries to growers and other suppliers of tobacco and tobacco growers' cooperatives, whether short-term or long-term, to finance the growing or processing of tobacco.

       "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty (50%) of the voting securities of a second Person shall be deemed to control that second Person.

       "Agreement" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

       "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), operated, owned or leased by such Person which are material to the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole.

       "Barcelona Building" means that building located at Ramblas 109, Barcelona 08002 Spain and all rights and liabilities associated therewith.

       "Beheer Option" means the stock option agreement made as of the 6th day of March 1995 by and among the Company and all of the shareholders of LPL Beheer B.V.

       "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

       "Business Combination" shall mean any merger, consolidation or sale of substantially all assets in one or a series of related transactions.

       "Business Day" means a day other than Saturday, Sunday or any day on which banks located in London, England, New York, New York and Danville, Virginia are authorized or obligated to close.

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


       "Business or Condition of the Company" and "Business or Condition of Purchaser" means the business, financial condition or results of operations of either the Company and its Subsidiaries, taken as a whole, or the Purchaser and its Subsidiaries, taken as a whole, as the case may be.

       "Claim Notice" means written notification pursuant to
Section 12.02(a) of a Third Party Claim as to which indemnity under
Section 12.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 12.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

       "Class A Shares" means the Class A ordinary shares of the Company.

       "Class B Shares" means the Class B ordinary shares of the Company.

       "Closing" means the closing of the transactions contemplated by
Section 1.04.

       "Closing Date" means (a) April 1, 1997 or (b) such other date as Purchaser, the Shareholders and the Company mutually agree upon in writing.

       "Confidentiality Agreement" means the Nondisclosure Agreement dated October 17, 1996 among Purchaser, the Company and Tabex (PVT) Limited.

       "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

       "Convertible Debentures" means the $140,000,000 6.25% Convertible Subordinated Debentures due 2007 of the Purchaser.

       "Cut-off Date" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in clause (a) or (b) of Section 11.01, as applicable.

       "Disclosure Schedule" means the record delivered to Purchaser by the Company herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Company pursuant to this Agreement.

       "Dispute Period" means the period ending fifteen (15) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

       "Employee Benefit Plan" means any plan, program, policy or arrangement to, or on behalf of, one, or more than one, current or former employee or director or any of their dependents.

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


       "Environmental Laws" shall mean any and all national, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental or Regulatory Authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or Petroleum Products or environmental protection as now or at any time hereafter in effect, together with any amendment or re-authorization thereto or thereof.

       "Excluded Items" means the Beheer Option and the Zanzibar Assets.

       "Final Balance Sheet" shall mean the Final Balance sheet of the Company as of the Closing Date, prepared in accordance with Section 1.05.

       "Final Financial Statements" shall mean the audited consolidated balance sheet of the Company and its subsidiaries as of the Closing Date and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal year, or portion thereof, then ended, prepared in accordance with Section 1.05.

       "Final Net Worth" shall mean the difference between the total assets and total liabilities as reflected on the Final Balance Sheet.

       "Financial Statement Date" means the last day of the most recent fiscal quarter of the Company for which Financial Statements are delivered to Purchaser pursuant to Section 2.01(h).

       "Financial Statements" means the consolidated financial statements of the Company and its consolidated Subsidiaries delivered to Purchaser pursuant to Section 2.01(h).

       "Former Subsidiaries" means all corporations, limited liability companies, partnerships, joint ventures and other entities in which the Company, directly or indirectly, owned an interest during the five years prior to the date of this Agreement, which entities would have been Subsidiaries of the Company had such interest been owned on the date of this Agreement.

       "GAAP" means generally accepted accounting principles in the United States of America, consistently applied throughout the specified period and in the immediately prior comparable period.

       "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country, state, province, county, city or other political subdivision.

       "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

       "Hazardous Materials" shall mean any hazardous material, hazardous wast, infectious medical waste, hazardous or toxic substance defined or

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


regulated as such in any or under any Environmental Law, including without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are now or hereafter defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

       "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

       "Indemnity Notice" means written notification pursuant to Section 12.02(b) of a claim for indemnity under Article XII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

       "Indemnified Party" means any Person claiming indemnification under any provision of Article XII.

       "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XII.

       "Indenture" means the Indenture dated as of the Closing between Purchaser and the trustee named therein, substantially in the form of Exhibit J hereto, pursuant to which the Convertible Debentures are to be issued.

       "Intellectual Property" shall mean (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto and patents, patent applications and patent disclosures, together with reissuance, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith and applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (e) computer software (including data and related documentation), (f) other proprietary rights, (g) rights as a licensee or authorized user of the intellectual property of any third party and (h) copies and tangible embodiments thereof (in whatever form or medium), in each case that are material to the business of the Company and its Subsidiaries.

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


       "Knowledge of the Company" means the actual knowledge of the officers and employees of the Company listed in Section 9.01 of the Disclosure Schedule.

       "Knowledge of Purchaser" means the actual knowledge of the officers and employees of Purchaser listed on Schedule 9.01.

       "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any country, state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

       "LIBO Rate" means a per annum interest rate equal to the rate per annum at which deposits in U.S. Dollars are offered in the London interbank market as of the date prior to any calculation and published in The Financial Times; provided that if no such rate is published on the date of calculation the LIBO Rate shall be equal to the rate appearing on the Telerate Page 3750 as of 11:00 A.M. London time on the date of calculation.

       "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance.

       "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) and any amounts incurred in mitigation of the foregoing.

       "Option" with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person.

       "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

       "Permits" means permits, licenses and governmental authorizations, registrations and approvals.

       "Permitted Liens" shall mean those Liens listed on Section 2.01(p) of the Disclosure Schedule.

       "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

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


       "Petroleum Products" shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and other petroleum products.

       "Philippine Property" means all property associated with La Union Ventures Inc. and listed on Schedule 4.09.

       "Representatives" has the meaning ascribed to it in Section 4.03.

       "September Net Worth" shall mean $138.5 million (after adjustment for write up of the Senior Notes to face value) plus $3.5 million (or such lesser amount of costs and expenses actually incurred by the Company pursuant to Section 10.03).

       "Shares" means the Class A Shares and the Class B Shares.

       "Specified Investments" means (i) direct obligations of the United States of America or any country in the European Union and agencies thereof for which the full faith and credit of the United States of America or such country is pledged, (ii) obligations fully guaranteed by the United States of America or any country in the European Union, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits (including overnight deposits) with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof or any country in the European Union having combined capital and surplus and retained earnings of at least $500,000,000; (iv) repurchase agreements with any financial institution described in clause (iii) above having a combined capital and surplus of at least $750,000,000 fully collateralized by obligations of the type described in clauses (i) through (iii) above; and (v) any equity or investment grade debt security listed on any stock exchange or equivalent in the United States of America or any country in the European Union or any equity or investment grade debt security included for trading in The Nasdaq National Market.

       "Subsidiary" means any corporation or limited liability company in which the Company or the Purchaser directly or indirectly through subsidiaries or otherwise, beneficially owns 50% or more of the outstanding equity interests or other interests having the right to elect directors or managers or which the Company or the Purchaser, directly or indirectly, otherwise controls or has the right to control, and each partnership, joint venture or other entity which is not a corporation or limited liability company in which the Company or the Purchaser has an interest.

       "Supply Agreement" means the supply agreement dated July 29, 1994 between Tabacalera and Compania General de Tabacos de Filipinas, S.A.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.


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


       "Tax" means any federal, state, local or foreign income, capital gains, profits, gross receipts, payroll, capital stock, franchise, employment, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, mining, value-added, investment credit recapture, alternative or add-on minimum, environmental, estimated or other taxes duties or assessments of any kind, including interest, penalty and additions imposed with respect to such amounts.

       "Unaudited Financial Statements" means the unaudited pro forma consolidated Financial Statements of the Company as of and for the six months ended September 30, 1996, delivered to Purchaser pursuant to
Section 2.01(h).

       "Warrantholders" means each of the John Hancock Mutual Life Insurance Company and John Hancock Life Insurance Company of America.

       "Zanzibar Assets" means a 13% ownership interest in Zanzibar Cigarette Company Limited.

       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively;
(iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).


                           ARTICLE X

                         MISCELLANEOUS

       10.01. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

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


               If to Purchaser, to:

                      DIMON Incorporated
                      512 Bridge Street
                      Danville, Virginia 24543-0681
                      Facsimile No.: 804/791-0377
                      Attn: Mr. Claude B. Owen, Jr.

               with a copy to:

                      Hunton & Williams
                      951 East Byrd Street
                      Richmond, Virginia 23219
                      Facsimile No.: 804/788-8218
                      Attn: Mr. Thurston R. Moore

               If to the Company, to:

                      Intabex Holdings Worldwide S.A.
                      Admiral House
                      16 Shute End
                      Wokingham Berkshire RG40 1BJ
                      Facsimile No.: 01734792063
                      Attn.: Peter M. Tomkinson

               with a copy to:

                      King & Spalding
                      191 Peachtree Street
                      Atlanta, Georgia 30303-1763
                      Facsimile No.: 404/572-5100
                      Attn.: John D. Capers, Jr., Esq.

               If to Folium, to:

                      Maitland & Co.
                      35 Rue la Boetie
                      Paris, France 75008
                      Facsimile No.: 33-1-53-89-1121
                      Attn.: Steven Georgala

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


               with a copy to:

                      Intabex Holdings Worldwide S.A.
                      Admiral House
                      16 Shute End
                      Wokingham Berkshire RG40 1BJ
                      Facsimile No.: 01734792063
                      Attn.: Peter M. Tomkinson

               If to Tabacalera, to:

                      Tabacalera S.A.
                      Alcala 47
                      28014 Madrid, Spain
                      Facsimile No.: (91) 532 6765
                      Attn.: Calixto Rios

               with a copy to:

                      Tabacalera S.A.
                      Alcala 47
                      28014 Madrid, Spain
                      Facsimile No.: (91) 532 6765
                      Attn.: Ramiro Sanchez de Lerin

               If to LMI, to:

                      Maitland & Co.
                      35 Rue la Boetie
                      Paris, France 75008
                      Facsimile No.: 33-1-53-89-1121
                      Attn.: Steven Georgala

               with a copy to:

                      Intabex Holdings Worldwide S.A.
                      Admiral House
                      16 Shute End
                      Wokingham Berkshire RG40 1BJ
                      Facsimile No.: 01734792063
                      Attn.: Peter M. Tomkinson

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

       10.02. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof; provided, however, that nothing herein shall affect (i) the validity of the Confidentiality Agreement and (ii) any other written agreements or understandings entered into by the parties or their Affiliates contemporaneously with the execution and delivery of this Agreement, all of which shall remain in full force and effect.

       10.03. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby; provided that any costs and expenses incurred by the Company excluding the costs of preparation of the Final Financial Statements in excess of $3,500,000 shall be paid by the Shareholders.

       10.04. Public Announcements. At all times at or before the Closing, the Company, Purchaser and the Shareholders will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. The Company, Purchaser and the Shareholders will also obtain each other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's legal or contractual disclosure obligations, then such party may make or issue the required report, statement or release and promptly furnish the other party with a copy thereof.

       10.05. Confidentiality. Each party hereto will hold, and will use all commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), all documents and information concerning the other party or any of its

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


Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby in accordance with the terms of the Confidentiality Agreement.

       10.06.         Further Assurances; Post-Closing Cooperation.

               (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

               (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

               (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by any party in accordance with this paragraph shall be held confidential by such party in accordance with Section 10.05. In addition, the Shareholders agree to furnish to Purchaser all documents its shall reasonably require to enable it to comply with any and all tax and withholding requirements in connection with the transactions contemplated hereby and any dealings after the Closing by the Shareholders with the Purchaser
Common Stock or the Convertible Debentures, including, without limitation, Forms W-8 or W-9 as applicable and all elections pursuant to Section 338 of the Internal Revenue Code or similar provisions of foreign, state or local law.

       10.07. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof,

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


but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

       10.08. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

       10.09. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

       10.10. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of each other party hereto and any attempt to do so will be void, (a) except for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned Subsidiary; provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions of this Agreement, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligation hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

       10.11. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

       10.12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

       10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

       10.14.         WAIVER OF JURY TRIAL.  EACH PARTY HERETO
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING

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


OR COUNTERCLAIM (WHETHER BASED UPON ANY CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS
CONTEMPLATED HEREBY OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

       10.15. Tobacco Industry Generally. The parties acknowledge that there have been, and are likely to continue to be, developments affecting the tobacco industry generally which may have an adverse impact on the Business or Condition of the Company or the Business or Condition of the Purchaser, including, without limitation, governmental investigations and proceedings, legislative and regulatory developments and civil litigation. The parties agree that the representations and warranties of the Company and the Purchaser contained herein are qualified in their entirety by reference to such developments affecting the tobacco industry generally.

       10.16. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity for the breach of any representation, warranty or covenant contained herein.

       10.17. Release of Claims. Each Shareholder, for itself and its successors and assigns, agrees that as of the Closing, it remises, releases, acquits and forever discharges the Company and its Subsidiaries and all present or former officers, directors and employees of the Company and its Subsidiaries in their capacities as such, and each of them, from any and all actions and causes of action (whether at law or in equity), losses, damages, costs, expenses, liabilities, obligations and claims or demand of any kind, including, without limitation, attorneys' fees and other legal costs and expenses, known and unknown, foreseen and unforseen, whether now existing or arising at any time in the future, other than those arising under the terms of this Agreement (collectively, the "Claims"); provided that Tabacalera may raise claims related to the Supply Agreement for routine commercial matters after January 1, 1997.

       10.18. Consent to Assignment of Supply Agreement. Effective upon the Closing, Tabacalera shall be deemed to have consented to the indirect transfer of the Supply Agreement to Purchaser pursuant to this Agreement.


                             ARTICLE XI

               SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                     COVENANTS AND AGREEMENTS

       11.01. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Company, Purchaser and the Shareholders contained in this Agreement will

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


survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.01(b), 2.01(c) and 2.01(d) (but only insofar as it relates to the capital 2.01(o)stock or other equity interests as of the Subsidiaries), 2.01(n), 2.01(o), 2.01(w), the fourth and fifth sentences of Section 2.02(a), 2.02(b), 2.02(i), 3.02 and 3.10 and the indemnity obligation set forth in Section 12.01(a)(ii); (b) the longer of three years or the expiration of any applicable statute of limitations for any underlying tax claim with respect to the representations and warranties contained in Sections 2.01(i) and 2.01(l); and (c) until September 30, 1998 in the case of each other representation, warranty, covenant and agreement, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or (c) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article XII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XII. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.


                              ARTICLE XII

                            INDEMNIFICATION

       12.01.  Indemnification.

               (a) Subject to paragraph (c) and (d) of this Section and the other Sections of this Article XII, each Shareholder shall severally indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or breach of any covenant or agreement on the part of the Company contained in this Agreement and (ii) the Excluded Items and the Barcelona Building.

               (b) Subject to paragraph (c) and (d) of this Section and the other Sections of this Article XII, Purchaser agrees to indemnify each Shareholder and their respective officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement on the part of Purchaser contained in this Agreement.

               (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under paragraphs (a) and (b) of Section 12.01:

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

                      (i)     with respect to claims arising under
       paragraph (a) only, unless, until and then only to the extent that the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such paragraph in excess of $3,500,000 in the aggregate (the "Loss Threshold"), and then to the full extent of such Losses; provided that in determining whether the Loss Threshold has been met, no Loss under $10,000 shall be aggregated and provided, further that the limitations of this clause (i) shall not apply to the Losses referred to in clause (ii) of paragraph (a), for which indemnity shall be payable regardless of the amount of the Loss;

                      (ii) with respect to any claim for indemnification thereunder, unless the Indemnified Party has given each Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which Indemnified Party discovered such claim (except to the extent each Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and
       (B) in any event prior to the applicable Cut-off Date;

                      (iii) with respect to any Loss resulting from a misrepresentation, breach of warranty or breach of a covenant or agreement that is disclosed in a written notice (which shall be deemed to include the Disclosure Schedules and all other schedules or exhibits attached hereto), setting forth in reasonable detail the specific facts and circumstances pertaining thereto and specifically indicating that such notice is intended to modify the Disclosure Schedules or other schedule and exhibit attached hereto or the Purchaser Reports, delivered by the Company or any Shareholder to Purchaser or by Purchaser to each Shareholder and the Company after the date of this Agreement and at or prior to the Closing (regardless of whether the recipient waives such breach or modification in writing or otherwise);

                      (iv) with respect to any Loss as to which the Indemnified Parties had a reasonable opportunity, but failed, in good faith to mitigate their Loss, including but not limited to their failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity; or

                      (v) with respect to any Loss to the extent it arises from or was caused solely by actions taken by the Indemnified Party or any of its Affiliates after the Closing.

               (d) Notwithstanding anything to the contrary contained in this Agreement, neither the Shareholders nor the Purchaser shall be liable for any amounts under this Article XII in excess of $90 million.

       12.02. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 12.01 will be asserted and resolved as follows:

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


               (a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 12.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than any Shareholder, the Company, any Subsidiary, Purchaser or any Affiliate of any Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under
Section 12.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third
Party Claim.

                      (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 12.01 with respect to such Third Party Claim.

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

                      (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 12.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

               (b) In the event any Indemnified Party should have a claim under Section 12.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.

               (c)    In the event of any claim for indemnity under
Section 12.01(a), Purchaser agrees to give each Shareholder reasonable access to the Books and Records and employees of the Company and the Subsidiaries in connection with the matters for which indemnification is sought to the extent each Shareholder reasonably deems necessary in connection with its rights and obligations under this Article XII.

       12.03. Method of Calculating Losses. The amount of any indemnification payable under any of the provisions of this Article XII shall be (i) net of any tax benefit realized or the then-present value (based on a discount rate equal to the prime rate as published in The Wall Street Journal from time to time) of any such income tax benefit

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reasonably expected to be realized by the Indemnified Party on a consolidated basis by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any tax required to be paid by the Indemnified Party on a consolidated basis as a result of the accrual or receipt of the indemnification payment.

       12.04. Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article XII shall be the exclusive remedies of Purchaser and the Shareholders and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

       12.05. Right of Set-Off; Restriction on Transfer of Convertible Debentures. (a) At Closing, the Shareholders shall designate Convertible Debentures having an aggregate principal amount of $90 million against which Purchaser shall be entitled to set-off any amounts due to it from the Shareholders pursuant to this Article 12 (the "Set-Off Debentures"). The Set-Off Debentures shall be released in accordance with Section 12.05(e). The holders of the Set-Off Debentures agree that, prior to the final resolution and payment, if required, of all claims or demands by Purchaser for indemnification pursuant to Section 12.01 made prior to September 30, 1998 until the relevant Release Date (as defined below) (i) the Set-Off Debentures may not be transferred or converted except as provided in Section 12.05(d), and (ii) unless the Set-Off Debentures are transferred or converted in accordance with this Section 12.05, certificates representing the Set-Off Debentures shall bear a legend indicating that they are subject to restrictions on transfer and set-off pursuant to this Section 12.05.

               (b) Notwithstanding the identity of the record or beneficial owner of the Set-Off Debentures or that the liability of the Shareholders hereunder may be several and not joint, the Purchaser, at its sole option, shall be entitled at any time and from time to time to set-off against any amounts due pursuant to the Set-Off Debentures in satisfaction of any or all amounts due to it by any of the Shareholders pursuant to Section 12.01. Notwithstanding the foregoing, Purchaser shall not be entitled to exercise its rights of set-off in respect of any claim hereunder until such time as the Shareholders have agreed to pay such claim or such claim has been reduced to a final, non-appealable judgment obtained in accordance with Section 13.02, the amount that the Shareholders agree to pay or the amount of any such judgment is referred to herein as the "Set-Off Amount". Purchaser shall give the Shareholders at least five business days written notice of its intention to set-off pursuant to this Section 12.05, which notice will specify in reasonable detail the basis for the set-off and the amount thereof (a "Notice of Set-Off"). At the Purchaser's sole option, such set-off may be made by reduction of any interest payment due pursuant to the Set-Off Debentures or by cancellation of Set-Off Debentures having a present principal amount equal to the Set-Off Amount (or combination thereof). In determining the principal amount of Set-Off Debentures canceled, accrued, but unpaid, interest to the date of such cancellation shall be added to the principal amount of the Set-Off Debentures to be canceled. Except as provided in the preceding sentence, nothing in this Section 12.05 shall relieve Purchaser from paying interest on the Set-Off Debentures in accordance with the terms of the Indenture. Any amounts set-off pursuant to this Section 12.05 shall be made pro rata among the contributing

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Shareholders based on the amounts contributed by each such Shareholder.
If Purchaser elects to cancel Set-Off Debentures, within ten business days of the date of the Company's Notice of Set-Off, the holders thereof shall submit to the Company for cancellation certificates representing a principal amount of Set-Off Debentures equal to or exceeding the amount to be set-off. The Company shall cause to be issued promptly a certificate representing the excess principal amount of Set-Off Debentures submitted, registered in such names as the record holder thereof shall designate.

               (c)    Purchaser's right of set-off pursuant to this Section
12.05 shall not exceed $90 million.  The rights of Purchaser under this
Section 12.05 are in addition to any other rights and remedies that Purchaser may have.

               (d) In the event any Shareholder desires to transfer, other than to an Affiliate or Related Party, or convert any Set-Off Debentures, including pursuant to an exercise of rights pursuant to Section 1401 of the Indenture, such Shareholder and Purchaser shall enter into an escrow agreement having terms substantially identical to this Section 12.05 with an escrow agent domiciled in the United States mutually acceptable to Purchaser and such Shareholder. Upon any transfer or conversion of Set-Off Debentures, the Shareholder shall deposit U.S. dollars, Specified Investments and/or Purchaser Common Stock having a value equal to the aggregate principal amount of Set-Off Debentures transferred or converted with the escrow agent. At Purchaser's sole option, any set-off to which it is entitled under this Section 12.05 may be made against any Set-Off Debentures as provided in Section 12.05(b) or against the cash or securities deposited with the escrow agent, or any combination thereof, subject to the seventh sentence of Section 12.05(b). Shareholders agree that the amount held in escrow shall be equal to $90 million less amounts set-off or released and amounts of Set-Off Debentures subject to the provisions of this Section 12.05. In the event such Shareholder deposits shares of Purchaser Common Stock or Specified Investments pursuant to the preceding sentence, Purchaser shall be entitled to determine the value of such deposited securities on the last Business Day of each month (the "Calculation Date"). The value shall be determined based on the closing price of the Specified Investments or Purchaser Common Stock on the principal national securities exchange are listed or, if the Purchaser Common Stock is not listed on a national securities exchange, on the Nasdaq National Market, if authorized for inclusion therein, or if not listed or included, in such manner as Purchaser and such Shareholder shall agree. In the event the value of the Specified Investment or Purchaser Common Stock shall have declined from the last Calculation
Date, such Shareholder shall deposit U.S. dollars or additional Specified Investments, no later than two business days after notice from Purchaser, in an amount equal to such decline with the escrow agent. In determining whether a cash deposit is necessary pursuant to the preceding sentence, Purchaser shall add any cash amounts previously deposited by such Shareholder pursuant to such preceding sentence to the value of the Specified Investments and Purchaser Common Stock held by the escrow agent. Cash amounts held in escrow shall be invested in Specified Investments at the direction of the relevant Shareholder. If, on any Calculation Date the sum of the value of the Purchaser Common Stock, Specified Investments plus any cash held in escrow, including amounts invested and earnings thereon, together with the principal amount of Set-Off Debentures exceeds $90 million less any amounts previously set-off or

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released, Purchaser shall direct that such excess cash be released to the
Shareholder entitled thereto. The Shareholders may transfer Set-Off Debentures to an Affiliate or Related Party upon the prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided prior to such transfer, such Affiliate or Related Party agrees in writing to be bound by the terms of this Section 12.05, appoints
CT Corporation System its agent for service of process, as set forth in
Section 13.03 and delivers to Purchaser an opinion of counsel that this
Section 12.05 is enforceable against such Affiliate or Related Party.

               (e)(i) On October 1, 1998, any Set-Off Debentures, cash Specified Investments and Purchaser Common Stock held in escrow pursuant to Section 12.05(d) in excess of $15 million, plus any amounts then claimed or demanded by Purchaser pursuant to Section 12.01, shall be released from the restrictions of Section 12.05 and any escrow. On and after October 1, 1998, as each claim or demand outstanding on that date is satisfied or settled, an aggregate amount of Set-Off Debentures, cash, Specified Investments and Purchaser Common Stock equal to the amount of such claim shall be set-off or released, as the case may be, provided, that no such release shall cause the aggregate Set-Off Debentures, cash, Specified Investments and Purchaser Common Stock remaining subject to set-off under this Section 12.05 after October 1, 1998, and prior to the date of the last day of the 27th month following the Closing Date to be less than $15 million.

                      (ii) On the first day of the 28th month following the Closing Date, any Set-Off Debentures, cash, Specified Investments and Purchaser Common Stock held in escrow pursuant to Section 12.05(d) in excess of $10 million, plus any amounts then claimed or demanded by Purchaser pursuant to Section 12.01, shall be released from the restrictions of Section 12.05 and any escrow. On and after the first day of the 28th month following the Closing Date, as each claim or demand outstanding on that date is satisfied or settled, an aggregate amount of Set-Off Debentures, cash Specified Investments and Purchaser Common Stock equal to the amount of such claim shall be set-off or released, as the case may be, provided, that no such release shall cause the aggregate Set-Off Debentures, cash, Specified Investments and Purchaser Common stock remaining subject to set-off under this Section 12.05 after such first day of the 28th month following the Closing Date and prior to the third anniversary of the Closing Date to be less than $10 million.

                      (iii) On the third anniversary of the Closing Date, any Set-Off Debentures, cash, Specified Investments and Purchaser Common Stock held in escrow in excess of amounts then claimed or demanded by Purchaser pursuant to Section 12.01 shall be released from the restrictions of Section 12.05 and any escrow. On and after the third anniversary of the Closing Date, as each claim or demand outstanding on that date is satisfied or settled, an amount of Set-Off Debentures, cash, Specified Investments and Purchaser Common Stock equal to the amount of such claim shall be set-off or released, as the case may be.

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                      (iv)    Purchaser, in its sole discretion, shall
determine the proportions of Set-Off Debentures, cash, Specified Investments and Purchaser Common Stock to be released at any time. Upon any such release, any legends on the Set-Off Debentures or Purchaser Common Stock relating to the restrictions of this Article XII shall be removed. All releases shall be made to the Shareholders pro rata based upon the amounts contributed by them.

                      (v) For purposes of this Section 12.05(e), the value of Set-Off Debentures released shall be equal to their principal amount and the value of Specified Investments and Purchaser Common Stock released shall be determined in the manner set forth in Section 12.05(d) with the Calculation Date being the Business Day immediately prior to the date of such release.

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

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                       DIMON INCORPORATED

                                       By:   /s/  C. B. Owen, Jr.
                                       Name:      C. B. Owen, Jr.
                                       Title: Chairman and
                                              Chief Executive Officer

                                       INTABEX HOLDINGS WORLDWIDE S.A.
                                       By:   /s/  P. M. Tomkinson
                                       Name:      P. M. Tomkinson
                                       Title:     Authorized Agent

                                       INTABEX SHAREHOLDERS:

                                       FOLIUM INC.
                                       By:   /s/  P. M. Tomkinson
                                       Name:      P. M. Tomkinson
                                       Title:     Authorized Agent

                                       TABACALERA S.A.
                                       By:   /s/  Calixto Rios
                                       Name:      Calixto Rios
                                       Title:     Authorized Agent

                                       LEAF MANAGEMENT INVESTMENTS LTD.
                                       By:   /s/  P. M. Tomkinson
                                       Name:      P. M. Tomkinson
                                       Title:     Authorized Agent

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                                ARTICLE XIII

                 GOVERNING LAW AND SUBMISSION TO JURISDICTION

       13.01 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

       13.02 Dispute Resolution. Each party hereto consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction, of the courts of the State of New York sitting in the County of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts and further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. Each party hereto unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such courts, and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

       13.03 Agent for Service of Process. Each of the Shareholders hereby irrevocably designates, appoints, and empowers CT Corporation System, at 1633 Broadway, New York, New York 10019, or such other address where such representative office may be located in New York City, and its successors and assigns, as its true and lawful agent for service of process to receive and accept on its behalf service of process in any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The Shareholders agree that the failure of such process agent to give any notice of any service of process to it shall not impair or affect the validity of service upon such agent or of any judgment based thereon. Purchaser shall be responsible for all fees and expenses payable to CT Corporation System.

       IN WITNESS WHEREOF, this Article has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                    DIMON INCORPORATED
                                    By:   /s/  C. B. Owen, Jr.
                                    Name:      C. B. Owen, Jr.
                                    Title: Chairman and
                                           Chief Executive Officer


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
                                    INTABEX HOLDINGS WORLDWIDE S.A.

                                    By:   /s/  P. M. Tomkinson
                                    Name:      P. M. Tomkinson
                                    Title:     Authorized Agent


                                    INTABEX SHAREHOLDERS:

                                    FOLIUM INC.

                                    By:   /s/  P. M. Tomkinson
                                    Name:      P. M. Tomkinson
                                    Title:     Authorized Agent


                                    TABACALERA S.A.

                                    By:   /s/  Calixto Rios
                                    Name:      Calixto Rios
                                    Title:     Authorized Agent


                                    LEAF MANAGEMENT INVESTMENTS LTD.

                                    By:   /s/  P. M. Tomkinson
                                    Name:      P. M. Tomkinson
                                    Title:     Authorized Agent


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                                 Schedule 1.05


                         Specific Accounting Principles

1. All expenses relating to employees or agents of Intabex or its Subsidiaries incurred on or prior to the Closing Date shall be fully provided for in the Final Financial Statements. Such expenses include, without limitation, compensation expenses such as salaries, bonuses, commissions (whether or not contingent on the receipt of customer payment, settlement of claims or similar matters), employee health and welfare benefits, fringe benefits, any deferred compensation or expenses and all related taxes, and all travel and entertainment expenses.

2. All adjustments required to be made by Section 8.1 of the Warrant to Purchase Common Stock of the Company held by John Hancock Mutual Life Insurance Company as a result of events occurring on or prior to the Closing Date, and all expenses relating to any such adjustments, including, without limitation, fees and expenses of independent experts, shall be fully provided for in the Final Financial Statements.

3. Adequate reserve shall be made for all commitments to sell inventory below cost or to purchase inventory at prices exceeding its realizable value.

4. The Final Financial Statements shall be supported by an audited schedule setting forth (i) all tobacco inventories, showing type, origin, grade, crop year, quantity and book value, and, for committed inventories, the committed price and material financing and delivery terms, and (ii) all commitments to purchase or deliver tobacco, showing type, origin, grade, crop year, quantity, purchase price and material financing and delivery terms, all as of March 31, 1996.

5. All other accounting methods and principles set forth or described in the Agreement shall modify or supplement GAAP in the preparation of the Final Financial Statements.

6. Adjustments in the Final Balance Sheet that would be required by FAS 52 in connection with the unrecognized gain or loss arising from the translation of foreign currency financial statements that are incorporated by reference in the Final Balance Sheet by consolidation, combination or the equity method of accounting shall be ignored.

7. The Senior Notes shall be written up to their face amount and any corresponding write-up recognized as an expense in the Final Financial Statements.

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                                 Schedule 6.16

       -       Folium leads negotiations.

       - DIMON will support negotiations until the time when StanCom takes action to exercise its buyout option or terminate Intabex's access to facility at which point DIMON shall assume the lead in negotiations.

       - If Intabex must make any payments to acquire StanCom's waiver or other agreement satisfactory to DIMON, DIMON will make 50% of the payment up to $500,000.

       - DIMON will agree to guarantee Intabex's throughput to the venture facility for current crop season and will state current nonbinding intention to continue at same levels in future. Current levels equal 15.5% of current market.

       -       Costs paid to get StanCom consent will be paid outside
               Intabex.

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